December 18, 2024	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Kristina Waugh, 727.567.7654
raymondjames.com/news-and-media/press-releases

RAYMOND JAMES FINANCIAL REPORTS NOVEMBER 2024 OPERATING DATA

ST. PETERSBURG, Fla. - Raymond James Financial, Inc. (NYSE: RJF) today reported selected operating data for November 2024, in an effort to provide timely information to investors about monthly developments in certain key performance metrics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

“Record client assets under administration grew 21% year-over-year and 4% over the preceding month primarily due to higher equity markets and modest net inflows in November. As previously communicated, net inflows for the first two months of the quarter were negatively impacted predominantly by the departure of one large independent branch,” said Chair and CEO Paul Reilly. “Clients’ domestic cash sweep and Enhanced Savings Program (ESP) balances of $58 billion were up 2% over the prior year period and stable from the preceding month. Our investment banking pipeline and activity levels are healthy, and bank loans grew year-over-year and over the preceding month.”

Operating Data

	As of			% change from
$ in billions	November 30, 2024	November 30, 2023	October 31, 2024	November 30, 2023	October 31, 2024
Client assets under administration	$1,599.7	$1,317.3	$1,543.9	21%	4%
Private Client Group assets under administration	$1,531.3	$1,258.4	$1,477.2	22%	4%
Private Client Group assets in fee-based accounts	$896.1	$715.1	$862.8	25%	4%
Financial assets under management	$251.7	$209.9	$241.1	20%	4%

Bank loans, net	$46.6	$43.9	$46.2	6%	1%

Clients’ domestic cash sweep and Enhanced Savings Program balances	$57.9	$56.7	$57.9	2%	—%

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 8,800 financial advisors. Total client assets are $1.6 trillion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.